EXHIBIT 99.1

Gladstone Investment Corporation Announces Dividend for Its Newly Issued Series C Term Preferred Stock

MCLEAN, Va., May 14, 2015 (GLOBE NEWSWIRE) -- Gladstone Investment Corporation (Nasdaq:GAIN) (the "Company") announced today that on May 14, 2015, its board of directors declared the following cash dividend.

Term Preferred Stock: A combined total dividend of $0.221181 per share of the Company's 6.50% Series C Cumulative Term Preferred Stock ("Series C Term Preferred Stock"), payable per the table below. The dividend is comprised of a full monthly dividend amount for June 2015 ($0.135417) and a pro-rated monthly dividend amount for May 2015 ($0.085764), reflecting the number of days the Series C Term Preferred Stock was issued and outstanding during the month of May 2015. The Series C Term Preferred Stock trades on the NASDAQ under the symbol "GAINN."

Summary Table for Series C Term Preferred Stock cash dividends:

Ex-Dividend Date	Record Date	Payment Date	Cash Dividend
June 17, 2015	June 19, 2015	June 30, 2015	$0.221181

Gladstone Investment Corporation is a publicly traded business development company that seeks to make debt and equity investments in small and mid-sized businesses in the United States in connection with acquisitions, changes in control and recapitalizations. Information on the business activities of all the Gladstone funds can be found at www.gladstonecompanies.com.

For Investor Relations inquiries related to any of the monthly dividend paying Gladstone funds, please visit www.Gladstone.com.

CONTACT: For further information: Gladstone Investment Corporation, +1-703-287-5893